Independent Accountants' Consent


Board of Directors
First Kansas Financial Corporation:


We consent to the incorporation by reference in the registration statements (No. 333-81667 and No. 333- 81699) on Form S-8 of First Kansas Financial Corporation and subsidiary of our report dated January 25, 2002 relating to the consolidated balance sheets of First Kansas Financial Corporation and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the years then ended, which report is incorporated by reference in the December 31, 2001 annual report on Form 10-KSB of First Kansas Financial Corporation and subsidiary.


                                             /s/ KPMG
                                             -----------------------------------
                                                 KPMG



Kansas City, Missouri

March 14, 2002